UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 23, 2021 (June 21, 2021)

L.B. Foster Company
(Exact name of registrant as specified in its charter)

Pennsylvania		000-10436	25-1324733
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

415 Holiday Drive, Suite 100,			15220
Pittsburgh,	Pennsylvania		(Zip Code)
(Address of principal executive offices)

(412) 928-3400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	FSTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

L.B. Foster Company (the “Company”) is filing this Amendment No.1 on Form 8-K/A (the “Amendment”) to amend its Current Report on Form 8-K, as originally filed with the U.S. Securities and Exchange Commission on June 25, 2021 (the “Original Form 8-K”) to disclose certain compensatory arrangements approved by the Company’s Board of Directors (the “Board”) on July 21, 2021 (the “Effective Date”) in connection with (i) the retirement of Mr. Robert P. Bauer from his positions as the Company’s President and Chief Executive Officer and as a director and his assumption of the role of Senior Advisor to the Chief Executive Officer and (ii) the appointment of Mr. John F. Kasel to serve as the Company’s President and Chief Executive Officer and as a director, each effective on the Effective Date.
Except as noted above, this Amendment does not modify or update the disclosures made in the Original Form 8-K.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with Mr. Kasel’s appointment as the Company’s President and Chief Executive Officer, Mr. Kasel will be paid an annual base salary of $550,000 effective on the Effective Date and will be eligible to receive a 2021 annual cash incentive (at target) equal to 100% of his base salary, if earned, prorated based upon his adjusted salary. On the Effective Date, Mr. Kasel was granted (i) an award of 3,037 shares of restricted stock under the Company’s 2006 Omnibus Incentive Plan, as amended (the “Plan”), which award will vest in approximate one-third increments on each of February 26, 2022, February 26, 2023, and February 26, 2024, and (ii) an award of 5,896 performance share units at target under the Plan and the Company’s Long Term Incentive Program thereunder for the performance period of January 1, 2021 through December 31, 2023, which, in each case, are subject to his continued employment with the Company and the terms and conditions of the related restricted stock agreement or performance share unit award agreement, as applicable, and the Plan. Other than the foregoing, Mr. Kasel’s compensatory and other arrangements with the Company will continue as in effect prior to his promotion. Mr. Kasel will receive no additional compensation for serving as a director. On the Effective Date, Mr. Kasel was appointed to serve on the Strategy Committee of the Board of Directors to fill the vacancy created by the resignation of Mr. Bauer as a director.
In connection with his upcoming retirement, Mr. Bauer and the Company entered into a Retirement Agreement related to his transition to serve as Senior Advisor to the Chief Executive Officer from July 21, 2021, through December 31, 2021. During such period, Mr. Bauer will be paid an annual base salary of $526,461 in accordance with the Company’s normal payroll practices. Subject to Mr. Bauer’s execution (and non-revocation) of a general release of claims against the Company (the “Release Agreement”) and his compliance with certain non-compete, non-solicitation, and non-disparagement covenants and other provisions of the Retirement Agreement, as provided under the Plan and applicable award agreements, the Retirement Agreement further provides for (i) the accelerated vesting, to the extent unvested, of Mr. Bauer’s outstanding restricted stock awards effective on December 31, 2021 (the “Retirement Date”), (ii) Pro-Rata Vesting (the ratio of the number of complete months Mr. Bauer was employed during the applicable performance period through the Retirement Date to the total number of months in the applicable performance period) of Mr. Bauer’s outstanding performance share unit awards effective on the Retirement Date to be paid, if earned, subject to and based on the Company’s attainment of the applicable performance goals as determined after the end of the applicable performance period, (iii) payment, if earned, of the annual cash incentive bonus award for the performance period of January 1, 2021 through December 31, 2021, subject to and based on the Company’s attainment of the applicable performance goals as determined after the end of such performance period as provided in the Executive Annual Incentive Compensation Plan and related documents, and (iv) payment of Mr. Bauer’s accrued balance under the Company’s Supplemental Executive Retirement Plan pursuant to an “Early Retirement” as defined therein in accordance with the terms of such plan.
The foregoing descriptions of the Retirement Agreement and the Release Agreement are not complete and are subject to, and qualified in their entirety by reference to, the full text of the Retirement Agreement and the Release Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and which are incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)    Exhibits

See Exhibit Index below.

Exhibit Index

Exhibit Number	Description
*10.1	Retirement Agreement dated July 21, 2021, by and between L.B. Foster Company and Robert P. Bauer.

*10.2	Form of Release Agreement by and between L.B. Foster Company and Robert P. Bauer.

*104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*Exhibits marked with an asterisk are filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. FOSTER COMPANY
(Registrant)

Date:	July 23, 2021	/s/ Patrick J. Guinee
Patrick J. Guinee
Senior Vice President,
General Counsel, and Corporate Secretary